Exhibit 16.1

[Ernst & Young Letterhead]

March 30, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and gentlemen:

We have read Item 4.01(a) of Form 8-K dated March 25, 2009, of ARCA biopharma, Inc. (formerly known as Nuvelo, Inc.) and are in agreement with the statements contained in the third, fourth, fifth paragraphs and the first sentence of the sixth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP